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                                  EXHIBIT 12.1

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                Computation of Ratio of Earnings to Fixed Charges
                     For the Five Years Ended July 31, 2000

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                                         July 31         July 31         July 31         July 31        July 31
                                           1996            1997            1998           1999            2000
Earnings:

1)  Income before
     income taxes                             74,006          76,766         174,983        233,641         876,966

2)  Plus interest
     expense                                 148,291         208,407         244,111        263,198         862,420

3) Earnings available
    for fixed charges                        222,297         285,173         419,094        496,839       1,739,386

Fixed charges:

4)  Interest expense                         148,291         208,407         244,111        263,198         862,420

Ratio of earnings to fixed charges             1.50x           1.37x           1.72x          1.89x           2.02x
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